Exhibit 5.1

Our ref: CYN/BQS/774536.000004

Hudson Capital Inc.
Kingston Chambers
PO Box 173
Road Town
Tortola
British Virgin Islands

29 December 2021

Dear Sirs

Hudson Capital Inc.

We have acted as counsel as to British Virgin Islands law to Hudson Capital Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3 (file number 333-233408) (the “Registration Statement”) under the Securities Act of 1933, as amended, filed with the U.S. Securities and Exchange Commission (the “Commission”) and declared effective on September 19 2019 relating to the offering of ordinary shares of the Company of US$0.005 each (the “Ordinary Shares”), share purchase contracts, share purchase units, warrants (the “Warrants”), debt securities, rights or units and having an aggregate offering price not to exceed $50,000,000 and the prospectus supplement (the “Prospectus Supplement”) to be filed with the U.S. Securities and Exchange Commission on or about the date of this opinion and pursuant to which the Company shall issue a Warrant to Steven Oliveira to purchase 499,751 Ordinary Shares (the “Oliveira Warrant”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the “Registry of Corporate Affairs”) on 29 December 2021, including the Company’s Certificate of Incorporation and its Memorandum and Articles of Association dated 20 December 2021 (the “Memorandum and Articles”).

1.2	The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 29 December 2021 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.3	The written resolutions of the board of directors of the Company dated 13 December 2021, 16 December 2021 and 29 December 2021, respectively (together, the “Resolutions”).

1.4	A Certificate of Incumbency dated 21 December 2021, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.5	A Certificate of Good Standing dated 29 December 2021 in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands (the “Certificate of Good Standing”).

1.6	A Director’s Certificate dated 29 December 2021 (the “Director’s Certificate”).

1.7	A Securities Purchase Agreement originally dated 13 December 2021 (as amended pursuant to an amendment agreement dated 16 December 2021) between the Company and ATW Opportunities Master Fund L.P. (the “Securities Purchase Agreement”).

1.8	An assignment of the securities purchase agreement dated 28 December 2021 between the Company, ATW Opportunities Master Fund L.P. as the assignor and Steven Oliveira as assignee (the “Assignment Agreement”).

1.9	A pre-funded ordinary share purchase warrant for the Company in the name of Steven Oliveira dated 29 December 2021 (the “Warrant Document”).

1.10	The Registration Statement.

1.11	The Prospectus Supplement.

The documents listed in paragraphs 1.7 to 1.11 inclusive above shall be referred to collectively herein as the “Documents”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Registered Agent’s Certificate, the Certificate of Good Standing, the Director’s Certificate and the Resolutions. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).

2.4	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.8	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.9	There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.10	No monies paid to or for the account of any party under the Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (2013 Revision, as amended)).

2.11	There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

2.12	Each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles prior to passing any of the Resolutions adopted by the board of directors of the Company.

2.13	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.14	The completeness and accuracy of the Director’s Certificate.

2.15	That the issuance and sale of and payment for the Ordinary Shares and the Oliveira Warrant will be in accordance with the Registration Statement and Prospectus Supplement (and any applicable supplement thereto).

2.16	The Ordinary Shares to be issued pursuant to the Oliveira Warrant in accordance with the Securities Purchase Agreement, the Assignment Agreement and the Warrant Document will, when issued, be issued out of the authorised but unissued Ordinary Shares of the Company and are issued for cash consideration not less than the par value for such Ordinary Shares.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the “Act”), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2	Based solely on our review of the Memorandum and Articles, the Company is currently authorised to issue an unlimited number of shares divided as follows:

(a)	An unlimited number of ordinary shares with a par value of US$0.005 each;

(b)	An unlimited number of series A preferred shares with a par value of US$0.0001 each designated as follows:

(i)	An unlimited number of series seed preferred shares with a par value of US$0.0001 each;

(ii)	An unlimited number of series A1-A preferred shares with a par value of US$0.0001 each;

(iii)	An unlimited number of series A1-B preferred shares with a par value of US$0.0001 each;

(iv)	An unlimited number of series A2 preferred shares with a par value of US$0.0001 each; and

(v)	An unlimited number of series A4 preferred shares with a par value of US$0.0001 each;

(c)	An unlimited number of series B preferred shares with a par value of US$0.0001 each; and

(d)	An unlimited number of blank preferred shares with no par value each.

3.3	The Ordinary Shares to be issued by the Company to Steven Oliveira, upon exercise of the Oliveira Warrant, as contemplated by the Registration Statement, Prospectus Supplement, Securities Purchase Agreement, the Assignment Agreement and the Warrant Document have been duly authorised for issue and when issued by the Company against payment in full of the cash consideration as set out in the Securities Purchase Agreement, Prospectus Supplement, the Assignment Agreement and the Warrant Document and in accordance with the terms set out in the Registration Statement, Prospectus Supplement, Securities Purchase Agreement, the Assignment Agreement and the Warrant Document, such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members of the Company.

3.4	The execution, delivery and performance of the Warrant Document has been authorised by and on behalf of the Company and, once the Warrant Document has been executed and delivered by any director of the Company, the Warrant Document will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.3	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.4	Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.5	Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of member maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, for the purposes of the opinion given in paragraph 3.3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares issued pursuant to the Oliveira Warrant, the validity of such shares may be subject to re-examination by a British Virgin Islands court.

4.6	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.7	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters or documents not referred to herein or any circumstance, fact or event that occurs after the date of this legal opinion that may alter, affect or modify the opinions expressed herein.

This opinion letter is addressed to and for the benefit solely of the addressee.

Yours faithfully

Maples and Calder